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                      (Letterhead of CoreStates Bank, N.A.)




                                November 7, 1996



Roy F. Weston, Inc.
1 Weston Way
West Chester, PA 19380-1499

Attn:    Bruce E. Flamm
         Vice President & Treasurer

RE: Second Amendment and Waiver to $45,000,000 Credit Agreement with CoreStates Bank, N.A., as Agent, dated March 18, 1994, as amended ("Credit Agreement")

Gentlemen:

         Pursuant to your request, CoreStates Bank, N.A., Mellon Bank, N.A., PNC Bank, National Association, and First Union National Bank, as Lenders, have agreed to waive certain covenants and amend the Credit Agreement as more fully set forth herein.

                                     WAIVER

         Lenders hereby waive compliance by Roy F. Weston, Inc. and its subsidiaries ("Borrowers") with Sections 5.17 and 5.20 of the Credit Agreement for the period ended September 30, 1996. This waiver is effective only for the particular covenants specified and for the time period indicated and does not constitute a waiver of any other default now or hereafter existing.

                                    AMENDMENT

         The Credit Agreement is hereby amended to reduce the maximum permitted aggregate outstanding Line Advances from $25,000,000 to $5,000,000. Accordingly,
Section 2.02 (A) of the Credit Agreement is hereby replaced in its entirety by the following:

         "Each Line Advance made as a LIBOR Loan shall be in an aggregate amount of $2,000,000 and multiples of $500,000 in excess thereof. Each Line Advance made as a Base Rate Loan shall be in an aggregate amount of $1,000,000 and multiples of $250,000 in excess thereof. Within the limits of the Commitments, the Borrowers may borrow, repay and reborrow under this Section 2.02 until the Commitment Termination Date, provided, however, that at no time shall the aggregate outstanding Line Advances exceed $5,000,000, provided, further, however, that such limit shall not restrict or impair the right and obligation of the Banks to make Line Advances pursuant to Section 2.15 below."
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Mr. Bruce E. Flamm
Vice President and Treasurer
Roy F. Weston, Inc.


         As consideration for the waiver and amendment set forth herein, Borrowers shall pay to Agent, for the ratable benefit of each Bank according to each Bank's respective Commitment Percentage, a non-refundable waiver fee of $37,500 contemporaneously with the execution hereof.

         All capitalized terms used herein without further definition shall have the respective meaning ascribed thereto in the Credit Agreement. Except as expressly set forth herein, all of the terms, conditions and provisions of the Credit Agreement remain unchanged and in full force and effect.

         This waiver and amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this amendment by signing any such counterpart.

         Intending to be legally bound, the parties hereto have caused this waiver and amendment to be executed by the respective officers thereunto duly authorized, as of the date first above written.

                                  (Signatures)